Exhibit 99.1

Chad Crouch

Viisage

703-414-5474

ccrouch@Viisage.com

Viisage Reports Fourth Quarter and Full Year 2005 Results

Reaffirms Vision and Strategy for Future Growth

BILLERICA, Mass., March 2, 2006 —Viisage (NASDAQ: VISG), a leading provider of advanced technology identity solutions, today reported results for its fourth quarter and full-year ended December 31, 2005. The Company’s fourth quarter and 2005 full year results are subject to the completion of the year end independent audit. The Company anticipates filing its Form 10-K with the Securities and Exchange Commission in a timely manner.

Revenue for the 2005 fourth quarter was $15.0 million compared to $14.3 million for the 2005 third quarter. Gross margin in the fourth quarter was 24 percent compared to 30 percent in the third quarter, reflecting slightly higher royalty costs and other adjustments. The Company reported a fourth quarter net loss of $3.0 million, or $0.14 per share compared to a net loss of $2.1 million, or $0.11 per share in the third quarter of 2005. The fourth quarter figures include revenue of approximately $0.6 million from the Integrated Biometric Technology (IBT) acquisition that closed on December 16, 2005.

Revenue for the full year 2005 aggregated $66.2 million compared to $67.5 million in 2004, and net loss for 2005 was $7.4 million compared to $7.0 million in 2004.

Recent milestones for Viisage include an agreement to merge with Identix Incorporated; and the addition of iris recognition with the acquisition of privately-held SecuriMetrics. This merger, upon completion, and acquisition will position the Company as a market leader in the biometric identity solutions sector and will create a combined company with projected pro-forma 2006 revenue of $235 million and EBITDA of $43 million.

“I could not be more pleased to see our vision coming into clearer focus and our value proposition so positively embraced by all of our key constituents,” said Mr. Robert V. LaPenta, chairman of the board of Viisage. “Our efforts to consolidate the fragmented biometric industry continue with this merger and acquisition and serve as important elements in our strategy, enhancing our secure credentialing capabilities and adding additional modalities to our technology platform.”

LaPenta added, “Additionally, the Identix merger is moving ahead and we are on schedule to close in the second quarter. This is an exciting time for the industry, and I look forward to continued success in the coming year.”

Strategic Highlights for the Fourth Quarter

•	L-1 Investment Partners accelerated the Viisage growth strategy with a $100 million cash investment in the Company. This strengthened the Viisage capital position and furthered the Company’s ability to become a leading identity solutions company.

•	Directorship of Viisage was bolstered with two important appointments. Bob LaPenta joined as chairman of the board, and former director of the Central Intelligence Agency, George Tenet took a board seat.

•	Viisage acquired Integrated Biometric Technology (IBT). The IBT proprietary fingerprint technology and background screening solutions add an important multi-modal recognition capability to the Viisage portfolio.

Customer Adoption Remains Steady

Adoption of Viisage solutions remained steady at all levels of local, state, federal and international government, with the following customer milestones announced:

•	The US Department of State (DoS) increased its existing sole source IDIQ contract ceiling with the Company (via the Viisage wholly owned subsidiary Trans Digital Technologies) by $56 million. This brings the total potential value of the contract to $121 million.

•	The state of North Dakota awarded Viisage a five year contract for secure driver’s license credentialing.

•	The U.S. Department of Defense’s Technical Support Working Group (TSWG) awarded Viisage a research and development contract to continue developing face recognition technology for use in terrorist watch list applications.

•	Viisage expanded its customer base in Europe through the Driver and Vehicle Licensing Agency in the United Kingdom, one of Europe’s largest governmental repositories of facial image data. The agency awarded Viisage a contract to test its facial recognition tools against the Agency’s database.

Bernard Bailey, president and CEO of Viisage, commented, “We are pleased to report that the company has made significant progress in positioning itself as the leader in the field through strategic acquisitions and organic growth. The momentum and success among the federal government in using biometric-enabled identity programs to support visa and passport issuance, border control and other access card requirements should pave the way for greater commercial enterprise adoption.”

Guidance

For the 2006 first quarter, the Company is anticipating that revenue will be in the range of $20 to $22 million, representing a sequential increase of 33 percent to 47 percent, based on the preliminary 2005 fourth quarter results. Gross margin is expected to be 30 percent. The Company expects gross margin to increase during 2006, as the contributions from SecuriMetrics and IBT, performance improvements in its existing business, and the impact of the pending merger and integration of Identix are reflected in the operations. EPS will range from a loss of (including a stock option expense of $1 million or $0.03 per share, and excluding any merger related integration costs) $0.10 to a loss of $0.14.

Sarbanes-Oxley Compliance

In connection with the Company’s Sarbanes-Oxley Section 404 compliance review, management expects to conclude that it will likely continue to have from last year an unremediated material weakness with respect to its year end financial closing, and as a result, management will conclude that the Company’s internal controls over financial reporting are not effective as of December 31, 2005.

Conference Call information

The Company will host a conference call with the investment community to discuss its operating results beginning at 11:00 a.m. EST on Thursday, March 2, 2006. The dial-in number for the call is 888-396-2369, confirmation code 77467844. Internationally, please dial 617-847-8710, using the same confirmation code. The call also will be available via live audio webcast, found under the Conference Calls page of the Investors section of the company’s Web site www.viisage.com. To access the webcast, please go to the company’s Web site at least 10 minutes prior to the start of the call and follow the directions. A replay of the webcast will be available at Viisage’s Web site beginning an hour after completion of the call.

EBITDA

Viisage uses EBITDA as a non-GAAP financial performance measurement. EBITDA is calculated by adding back to net income (loss) interest, taxes, depreciation and amortization. EBITDA is provided to investors to complement results provided in accordance with GAAP, as management believes the measures help illustrate underlying operating trends in the Company’s business and uses the measures to establish internal budgets and goals, manage the business, and evaluate performance. EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. Viisage has not provided a quantitative reconciliation of EBITDA with projected net income (loss) because such reconciliation cannot be provided without unreasonable efforts.

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, and protecting personal privacy. Viisage solutions include secure credentials such as passports and drivers’ licenses, biometric technologies for uniquely linking individuals to those credentials, and credential authentication technologies to ensure the documents are valid before individuals are allowed to cross borders, gain access to finances, or granted other privileges. With over 3,000 installations worldwide, Viisage’s identity solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs. Viisage’s product suite includes FaceTOOLS(R) SDK, Viisage PROOF(TM), FaceEXPLORER(R), Viisage iA-thenticate(R), BorderGuard(R), PIER(TM), HIIDE(TM), AutoTest(TM), FacePASS(TM) and FaceFINDER(R).

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This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by Viisage through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to the future events or financial performance discussed in this release, based on management’s beliefs and assumptions and information currently available. When used, the words “believe”, “anticipate”, “estimate”, “project”, “should”, “expect”, “plan”, “assume” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, in particular, the size and timing of contract awards, performance on contracts, performance of acquired companies, availability and cost of key components, unanticipated results from audits of the financial results of the Company and acquired companies, changing interpretations of generally accepted accounting principles, outcomes of government reviews, developments with respect to litigation to which we are a party, potential fluctuations in quarterly results, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. In addition, such risks and uncertainties include, among others, the following risks: that the merger with Identix will not close, that the regulatory or shareholder approval will not be obtained, that the closing will be delayed, that customers and partners will not react favorably to the merger, integration risks, the risk that the combined companies may be unable to achieve cost-cutting synergies, and other risks described in Viisage’s and Identix’ Securities and Exchange Commission filings, including the Registration Statement on Form S-4 filed (of February 14, 2006) with the SEC in connection with the transaction, Viisage’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended April 3, 2005, July 3, 2005 and October 2, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Viisage expressly disclaims any obligation to update any forward-looking statements.

Additional Information and Where to Find It

Investors and security holders of both Viisage and Identix are advised to read the joint proxy statement/prospectus regarding the business combination transaction referred to in the material below because it contains important information. Viisage and Identix expect to mail a joint proxy statement/prospectus about the transaction to their respective stockholders. This joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by the companies at the Securities and Exchange Commission’s web site at http://www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained from Viisage or Identix by directing such requests to the companies.

Participants In Solicitation

Viisage, Identix and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Viisage’s participants is set forth in the proxy statement dated, November 21, 2005, for Viisage’s special meeting of shareholders held on December 16, 2005 as filed with the SEC on Schedule 14A. Information concerning Identix’ participants is set forth in the proxy statement, dated October 6, 2005, for Identix’ 2005 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Viisage and Identix in the solicitation of proxies in respect of the merger will be included in the registration statement and joint proxy statement/prospectus filed with the SEC.

- TABLES FOLLOW -

VIISAGE TECHNOLOGY, INC.

Preliminary Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	December 31, 2005	December 31, 2004
Current assets:
Cash	$72.4	$11.3
Other current assets	20.5	21.7

Total current assets	92.9	33.0
Property and equipment, net	19.5	19.9
Goodwill and net intangible assets	179.5	119.5
Other assets	3.2	3.2

	$295.1	$175.6

Liabilities & Shareholders Equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	12.6	15.7
Current deferred revenue	4.0	2.0

Total current liabilities	16.6	17.7
Deferred tax liability	2.0	0.9
Deferred revenue	1.4	1.6
Other liabilities	0.5	0.6

Total Liabilities	20.5	20.8
Shareholders' equity	274.6	154.8

	$295.1	$175.6

VIISAGE TECHNOLOGY, INC.

Preliminary Condensed Consolidated Statements of Operation

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Services revenue	$10.0	$11.8	$40.8	$45.9
Product revenue	5.0	7.3	25.4	21.6

Total revenue	15.0	19.1	66.2	67.5

Cost of revenues:
Services cost of revenue	7.7	7.1	29.0	29.4
Product cost of revenue	2.9	5.7	13.9	16.1
Amortization of purchased intangible assets	0.8	0.8	3.2	2.7

Total cost of revenue	11.4	13.6	46.1	48.2

Gross Profit:	3.6	5.4	20.1	19.3

Operating expenses:
Sales and marketing	1.9	2.3	7.8	6.9
Research and development	1.1	1.3	4.7	3.8
General and administrative	2.9	3.0	12.2	9.8
Impairment of long-lived assets	—	2.0	—	2.0
Amortization of purchased intangible assets	0.5	0.5	2.1	0.8

Total operating expenses	6.4	9.1	26.8	23.3

Loss from operations	(2.8)	(3.7)	(6.7)	(4.0)
Interest income (expense), net	0.1	(0.4)	0.2	(1.7)
Other income (expense)	0.1	(0.3)	0.5	(0.2)

Income (loss) before income taxes	(2.6)	(4.4)	(6.0)	(5.9)
Provision for income taxes	0.4	0.9	1.4	(1.0)

Net loss	$(3.0)	$(5.3)	$(7.4)	$(6.9)

Net loss per share:
Net income (loss) per basic share	$(0.14)	$(0.28)	$(0.38)	$(0.45)

Net income (loss) per diluted share	$(0.14)	$(0.28)	$(0.38)	$(0.45)

Weighted average basic shares	20.9	18.9	19.6	15.5

Weighted average diluted shares	20.9	18.9	19.6	15.5